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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   ----------


                                   FORM 8-K/A
                                (Amendment No. 1)


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 25, 2002


                            Cox Communications, Inc.
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)

    Delaware                  1-6590                58-2112288
-----------------        ---------------        ------------------

(State or other           (Commission            (I.R.S. Employer
jurisdiction of           File Number)          Identification No.)
incorporation)





          1400 Lake Hearn Drive
            Atlanta, Georgia                                        30319
     --------------------------------                            ------------
(Address of principal executive offices)                          (Zip Code)




                                 (404) 843-5000
                             -----------------------
              (Registrant's telephone number, including area code)


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ITEM 5.           OTHER EVENTS.


                  On January 25, 2002, Cox Communications, Inc. sent notice to each holder of its convertible senior notes due 2021 that, subject to the terms of the indenture governing the convertible notes, Cox Communications was obligated, at the option of the holder, to purchase the convertible notes held by such holder for cash at the price of $707.26 per $1,000 principal amount at maturity plus accrued and unpaid cash interest to, but excluding, February 23, 2002. On February 25, 2002, Cox Communications repurchased $329,100,000 aggregate principal amount at maturity of the convertible notes that had been properly tendered and not withdrawn as of the close of business on Friday, February 22, 2002, for aggregate cash consideration of $232,759,266. As a result, $441,650,000 aggregate principal amount at maturity of the convertible notes remains outstanding. For a more detailed description of the convertible notes, please refer to the prospectus, dated July 16, 2001, as amended and supplemented (SEC File No. 333-59150).

                  On February 19, 2002, Cox Communications sent notice to holders of its convertible notes that it would make a one-time cash payment of $17.00 per $1,000 aggregate principal amount at maturity to holders who elected not to require Cox to repurchase their convertible notes and were holders of record as of the close of business on February 25, 2002. Accordingly, Cox made an aggregate cash payment of $7,508,050 to the remaining holders of the convertible notes on February 26, 2002.

                  In addition, on January 16, 2002, Cox Enterprises, Inc. sent notice to the holders of its 2% exchangeable senior notes due 2021 that, subject to terms of the indenture governing the exchangeable notes, Cox Enterprises was obligated, at the option of the holder, to purchase the exchangeable notes held by such holder for cash at the price equal to 100% of the principal amount of the exchangeable notes plus accrued and unpaid interest to, but excluding, February 15, 2002. All of the outstanding exchangeable notes were tendered to Cox Enterprises. Cox Enterprises repurchased $454,500,000 aggregate principal amount of exchangeable notes on February 19, 2002, and the remaining $4,500,000 aggregate principal amount of exchangeable notes on February 22, 2002, for total cash consideration of $459,000,000. As a result, no Cox Enterprises exchangeable notes remain outstanding.



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ITEM 9. REGULATION FD DISCLOSURE.

In Cox's Fourth Quarter 2001 Financial Results press release dated February 12, 2002, Cox understated reported data revenues and operating cash flow (a non-GAAP measure defined as operating income before depreciation, amortization and gain on sale and exchange of cable systems) by $7.7 million. Net of the related tax effect, Cox's net income was understated by $4.9 million. Pro forma operating results were not affected. The understatement was due to an unreserved liability related to the accounting for Cox's October 2001 payment to Excite@Home.

Corrected total revenues for the three and twelve months ended December 31, 2001 were $1,085,257,000 and $4,066,969,000, respectively. Corrected operating cash flow for the three and twelve months ended December 31, 2001 was $284,453,000 and $1,420,958,000, respectively. Corrected net income (loss) was $(105,237,000) and $755,001,000, respectively, for the three and twelve months ended December 31, 2001. As a result, basic and diluted earnings (loss) per share were unchanged for the three months ended December 31, 2001 and $1.26 and $1.24, respectively, for the twelve months ended December 31, 2001.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    COX COMMUNICATIONS, INC.


Date:  February 28, 2002            By:    /s/ Andrew A. Merdek
                                          ------------------------------------
                                          Andrew A. Merdek
                                          Secretary